Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-285728

October 1, 2025
PROSPECTUS SUPPLEMENT NO. 10

DEVVSTREAM CORP.
UP TO 114,968,270 COMMON SHARES

This prospectus supplement amends the prospectus dated March 12, 2025 (as supplemented to date, the “Prospectus”) of DevvStream Corp., a company existing under the Laws of the Province of Alberta, Canada (the “Company”), which forms a part of the Company’s Registration Statement on Form S-1 (No. 333-285728). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2025. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Shares of our Common Shares are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “DEVS”. On September 30, 2025, the closing price of our Common Shares was $2.39.

Investing in the Company’s Common Shares involves risks. See “Risk Factors” beginning on page 9 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 10 is October 1, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2025

DEVVSTREAM CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	001-40977	86-2433757
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2108 N St., Suite 4254 Sacramento, California (Address of principal executive offices)	95816 (Zip Code)
(647) 689-6041
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares	DEVS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On September 26, 2025, DevvStream Corp. (the “Company”) held a Special Meeting of Shareholders (the “Special Meeting”). At the Special Meeting, the Shareholders considered two proposals, which are described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on August 22, 2025. Of the 3,541,668 shares outstanding as of the record date, 1,200,783 shares, or 33.90%, were present virtually or represented by proxy at the Special Meeting. Set forth below are the results of the matter submitted for a vote at the Special Meeting.

Proposal 1: Approval, in accordance with Nasdaq Listing Rule 5635(d), of the issuance of Common Shares upon the conversion of Convertible Promissory Notes issuable pursuant to the Securities Purchase Agreement entered into between the Company and Helena Global Investment Opportunities 1 Ltd. (“Helena”), dated July 18, 2025 (the “First Issuance Proposal”).

For Proposal 1, the votes were cast as follows:

	Votes For	Votes Against	Abstained
First Issuance Proposal	1,178,825	13,281	8,677

Proposal 2: Approval, in accordance with Nasdaq Listing Rule 5635(d), of the issuance of Common Shares pursuant to the Purchase Agreement between the Company and Helena dated October 29, 2024, as amended on August 4, 2025 (the “Second Issuance Proposal”).

For Proposal 2, the votes were cast as follows:

	Votes For	Votes Against	Abstained
Second Issuance Proposal	1,178,786	12,744	9,253

Item 5.08.	Shareholder Director Nominations.

The Company’s Board of Directors determined that the Company’s first annual meeting of stockholders (the “Annual Meeting”) will be held virtually on December 29, 2025 at 10:00a.m. Pacific Time. The Board established the close of business on November 10, 2025 as the record date for the determination of shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

The Company did not hold an annual meeting during the previous calendar year. Accordingly, if any shareholder of the Company intends to nominate a person for election to the Board or to propose other business for consideration to be included in the proxy statement for the Annual Meeting, including any proposal made pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the deadline for submitting notice of such nomination or proposal for inclusion in the proxy statement is the close of business on October 31, 2025 (the thirtieth day following the public announcement of the date of the Annual Meeting).

Any shareholder who intends to nominate a person for election to the Board or to propose other business for consideration at the Annual Meeting and does not desire to have the proposal included in the Company’s proxy materials for the Annual Meeting, must ensure that notice of any such nomination or proposal (including certain additional information specified in the Company’s Bylaws) is made prior to the close of business on November 28, 2025.

Any notice of nomination or proposal should be delivered to the Company at 2108 N St., Suite 4254, Sacramento, California, 95816, Attention: Secretary. Any nomination or proposal must comply with Alberta law, the rules and regulations of the Securities and Exchange Commission and the Company’s Bylaws, as applicable.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

104	Cover page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2025
DEVVSTREAM CORP.

	By:	/s/ David Goertz
	Name:	David Goertz
	Title:	Chief Financial Officer